Exhibit B-1


                              NATIONAL FUEL GAS COMPANY

                             Medium-Term Notes, Series C

                                   TERMS AGREEMENT
                                   ---------------


                                                      February 27, 1996



          National Fuel Gas Company
          10 Lafayette Square
          Buffalo, New York  14203


          Dear Ladies and Gentlemen:

                    Subject to the terms and conditions set forth herein, Bear, Stearns & Co. Inc. (the "Purchaser") agrees to purchase from National Fuel Gas Company (the "Company"), and the Company agrees to sell to the Purchaser, $100,000,000 principal amount of the Company's Medium-Term Notes, Series C having the terms set forth below (the "Offered Notes") at a purchase price equal to 99.65% of the principal amount thereof.

                    Principal Amount:             $100,000,000
                    Interest Rate:                5.58%
                    Price to Public:              See Below
                    Underwriting Discounts
                     and Commissions:             .35%
                    Proceeds to the Company:      $99,650,000
                    Settlement Date:              March 1, 1996
                    Redemption Terms:             Non-Redeemable
                    Date of Maturity:             March 1, 1999
                    Issue Date:                   March 1, 1996 (the
                                                  Offered Notes will bear
                                                  interest from March 1,
                                                  1996)
                    Payment Terms:                Wire transfer of
                                                  immediately available
                                                  funds
                    Delivery of Notes:            Through the facilities of
                                                  The Depository Trust
                                                  Company

                    The Purchaser requires that the Company deliver an Officers' Certificate pursuant to Section 7(d) of the Distribution Agreement dated July 21, 1993, as amended, between the Company and each of the Purchaser and the other parties named therein (the "Distribution Agreement").

                    The Company agrees that during the period ending on the Settlement Date, it will not offer for sale, issue or sell, or enter into any agreement to offer for sale, issue or sell, any securities of the Company having terms substantially similar to those of the Offered Notes.

                    The Company has been advised by the Purchaser that it proposes to offer the Offered Notes to one or more investors or other purchasers, including other dealers, from time to time in one or more transactions, including negotiated transactions, at varying prices related to prevailing market prices at the time of resale.

                    The sale of the Offered Notes to the Purchaser is being made pursuant to the terms of Section 11 of the Distribution Agreement. The provisions of the Distribution Agreement are hereby incorporated by reference herein and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.

                    Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.


                                        BEAR, STEARNS & CO. INC.

                                        By:  /s/ Timothy A. O'Neill
                                            -------------------------


          Accepted:

          NATIONAL FUEL GAS COMPANY

          By:  /s/ J. P. Pawlowski
              ----------------------